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                                  EXHIBIT (11)

                      Elcor Corporation and Subsidiaries
         Computation of Income Per Common and Common Equivalent Share

(In thousands, except per share amounts)

1.  Three Months Ended March 31, 1996                                    Three Months Ended
     and March 31, 1995                                            ------------------------------
                                                                   3-31-96                3-31-95
                                                                   -------                -------
           Net Income                                              $ 2,321                $ 1,614
                                                                   =======                =======
    Shares:
     Weighted average common shares
      outstanding                                                    8,764                  8,739

    Adjustments:
     (a)   Assumed issuance of shares purchased
           under incentive stock option plan using
           the treasury stock method                                   111                     43
                                                                   -------                -------

    Total Common and Common Equivalent Shares                        8,875                  8,782
                                                                   =======                =======

    Income per Common and Common Equivalent Share                  $   .26                $   .18
                                                                   =======                =======


2.  Nine Months Ended March 31, 1996                                     Nine Months Ended
     and March 31, 1995                                            ------------------------------
                                                                   3-31-96                3-31-95
                                                                   -------                -------
    Net Income                                                     $ 8,108                $ 5,937
                                                                   =======                =======
    Shares:

      Total Common and Common Equivalent Shares

      Three months ended 9/30/95 and 9/30/94                         8,843                  8,925
      Three months ended 12/31/95 and 12/31/94                       8,838                  8,849
      Three months ended 3/31/96 and 3/31/95                         8,875                  8,782
                                                                   -------                -------
      Average nine months ended 3/31/96 and 3/31/95                  8,852                  8,852
                                                                   =======                =======
    Income per Common and Common Equivalent Share                  $   .92                $   .67
                                                                   =======                =======
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